Exhibit 10.6
LEASE AMENDMENT #16

DIAMONDBACK E & P LLC

(Suite 1300 and Suite 1490)

FASKEN MIDLAND, LLC (hereinafter called "Lessor") and DIAMONDBACK E & P LLC, successor to Windsor Permian, LLC (hereinafter called "Lessee"), for good and valuable consideration the receipt of which is hereby acknowledged on April 1, 2015 (the "Effective Date"), do hereby amend that certain Lease Agreement dated April 19, 2011 (the "Original Lease Agreement"), as amended by Lease Amendment #1 dated June 6, 2011, Lease Amendment #2 dated August 5, 2011 (surrendered September 30, 2012), Lease Amendment #3 dated September 28, 2011, Lease Amendment #4 dated February 6, 2012, Lease Amendment #5 dated July 25, 2012, Lease Amendment #6 dated December 18, 2012, Lease Amendment #7 dated June 14, 2013, Lease Amendment #8 dated June 14, 2013, Lease Amendment # 9 dated September 3, 2013, Lease Amendment #10 dated September 26, 2013, Lease Amendment #11 dated September 26, 2014, Lease Amendment # 12 dated October 23, 2014, Lease Amendment #13 dated October 30, 2014, Lease Amendment #14 dated November 10, 2014, and Lease Amendment # 15 dated November 10, 2015 (collectively, the "Lease Agreement"), covering a total of approximately 24,150 square feet of Net Rentable Area located on Level Twelve (12) and Level Fourteen (14) (hereinafter, the "Leased Premises") of One Fasken Center at 500 West Texas Avenue, Midland, Texas 79701 ("One Fasken Center"), being a part of the Building consisting of 550 and 500 West Texas Avenue, Texas 79701 (the "Buildings"), under the following terms and conditions (the "Lease Amendment # 16"):

1.
LEASED PREMISES. Commencing on the Suite 1300/Suite1490 Commencement Date (as defined in Section 2 below), Section 1.5 "Leased Premises" of the Lease Agreement shall be amended to add (i) approximately 7,300 square feet of Net Rentable Area located on Level Thirteen (13) of One Fasken Center as more fully diagramed on the floor plans attached hereto and made a part hereof as Exhibit "B-5'' (the "Suite 1300 Expansion Space"); and (ii) approximately 691 square feet of Net Rentable Area located on Level Fourteen (14) of One Fasken Center as more fully diagramed on the floor plans attached hereto and made a part hereof as Exhibit "B-6" (the "Suite 1490 Expansion Space"). Accordingly, as of the Suite 1300/Suitel490 Commencement Date, the term "Leased Premises" shall hereinafter mean and include the Suite 1300 Expansion Space and the Suite 1490 Expansion Space. The Leased Premises, with the Suite 1300 Expansion Space and the Suite 1490 Expansion Space, will then consist of a total of approximately 32,141 square feet of Net Rentable Area, which represents 7.62% of the total Net Rentable Area of the Buildings ("Lessee's Ratable Share"), such total Net Rentable Area of the Buildings being 421,546 square feet. Lessee's Ratable Share may be adjusted during the Lease Term to reflect any increases or decreases in the Total Net Rentable Area of the Buildings. Lessor and Lessee acknowledge and agree that the aforesaid description of the size and square footage of the Leased Premises and the Buildings are an approximation, which the parties agree is reasonable and payments made thereupon are not subject to dispute.

2.
LEASE TERM. The Lease Term for the Suite 1300 Expansion Space and the Suite 1490 Expansion Space shall be for a period commencing on the later of: (i) April 1, 2015, or (ii) the date that the Suite 1300 Expansion Space and the Suite 1490 Expansion Space are vacated and delivered to Lessee by the current Lessee, PARSLEY ENERGY, L.P. (the "Suite 1300/Suite1490 Commencement Date"), and expiring on May 31, 2026.

3.
SUBJECT TO VACATING. Lessor's obligation to tender possession of the Suite 1300 Expansion Space and the Suite 1490 Expansion Space hereunder is subject to the current Lessee, PARSLEY ENERGY, L.P., vacating the Suite 1300 Expansion Space and the Suite 1490 Expansion Space on or before the Suite 1300/Suitel490 Commencement Date; provided, however, that if the current Lessee, PARSLEY ENERGY, L.P., does not vacate the Suite 1300 Expansion Space and the Suite 1490 Expansion Space within six (6) months of the Effective Date, either Lessee or Lessor shall have the right to terminate this Lease Amendment # 16 by delivery of written notice to the other within thirty (30) days after the aforesaid six (6) month period but prior to the date of actual delivery of the Suite 1300 Expansion Space and/or the Suite 1490 Expansion Space to Lessee.

4.	BASE YEAR. The Base Year for Operating Expenses and Tax Expenses for the Suite 1300 Expansion Space and the Suite 1490 Expansion Space shall be the calendar year 2015.

5.	BASE RENT. The Base Rent for the Suite 1300 Expansion Space and the Suite 1490 Expansion Space is as follows:

PERIOD	ANNUAL RATE PER SQ. FT.	MONTHLY BASE RENT
Suite 1300/Suite 1490 Commencement Date - 5/31/2015	$34.00	$22,641.17
6/1/2015 - 5/31/2016	$34.75	$23,140.60
6/1/2016 - 5/31/2017	$35.50	$23,640.04
6/1/2017 - 5/31/2018	$36.25	$24,139.48
6/1/2018 - 5/31/2019	$37.00	$24,638.92
6/1/2019 - 5/31/2020	$37.75	$25,138.35
6/1/2020 - 5/31/2021	$38.50	$25,637.79
6/1/2021 - 5/31/2022	$39.25	$26,137.23
6/1/2022 - 5/31/2023	$40.00	$26,636.67
6/1/2023 - 5/31/2024	$40.75	$27,136.10
6/1/2024 - 5/31/2025	$41.50	$27,635.54
6/1/2025 - 5/31/2026	$42.25	$28,134.98

All monthly Base Rent for the Suite 1300 Expansion Space and the Suite 1490 Expansion Space shall be paid to Lessor in advance and without demand, counterclaim or offset, on or before the first (1st) day of each calendar month.

6.
PARKING. Lessor shall provide seventeen (17) additional parking space(s) with respect to the Suite 1300 Expansion Space and the Suite 1490 Expansion Space during the Lease Term, in the designated area(s), at the following rate per space per month plus applicable sales tax:

2	@ $195.00 per space per month for Executive Reserved (Basement) -
space may be limited, if available

@ $195.00 per space per month for Officer Reserved (Level One) -
space may be limited, if available

@ $150.00 per space per month for Preferred Reserved (Level Two and above) -
space may be limited, if available

15	@ $115.00 per space per month for General Unreserved

The monthly rates set forth in this Section 6 shall be adjusted annually during the Term to an amount equal to the prevailing market rates being charged in the Buildings for similar parking spaces. The parking spaces set forth in this Section 6 shall be for Lessee and/or Lessee's employees and Lessor shall have the right to assign parking space as conditions permit. However, Lessor shall not be required to police the use of these spaces. Lessor may make, modify and enforce rules and regulations relating to the parking of automobiles in the parking area(s), and Lessee shall abide thereby. Lessor shall not be liable to Lessee or Lessee's agents, servants, employees, customers, or invitees for damage to person or property caused by any act of omission or neglect of Lessee, and Lessee agrees to hold Lessor harmless from all claims for any such damage.

7.
LESSEE IMPROVEMENTS. Lessee accepts the Suite 1300 Expansion Space and the Suite 1490 Expansion Space on an "AS IS" basis, without any obligation of Lessor to construct any improvements in the Suite 1300 Expansion Space and the Suite 1490 Expansion Space; however, Lessor will provide Lessee a construction allowance in the amount of One Hundred Nineteen Thousand Eight Hundred Sixty Five and 00/100 Dollars ($119,865.00) to refurbish the Suite 1300 Expansion Space and the Suite 1490 Expansion Space to Lessee's specifications in accordance with the provisions of the Leasehold Improvements Agreement, which is attached hereto as Exhibit "D-1" and incorporated herein.

8.	RATIFICATION. Except as amended by this Lease Amendment # 16, Lessor and Lessee do hereby ratify and affirm all of the terms, conditions and covenants of the Lease Agreement, as amended herein.

Witness the execution hereby this Lease Amendment # 16 as of the Effective Date.

LESSOR		LESSEE

FASKEN MIDLAND, LLC		DIAMONDBACK E&P LLC
By:	Haley-NWC Property
Management Co., LLC
Its Authorized Agent

By:	/s/ Wendell L. Brown Jr.	By:	/s/ Travis D. Stice
Name	Wendell L. Brown Jr.	Name	Travis D. Stice
Title	Vice President	Title	President & CEO

EXHIBIT B-5

Floor Plans for Suite 1300 Expansion Space

(See Attached)

Exhibit B-5

Exhibit B-5

Tower One - 13th Floor
1/16" = 1'=0"

Suite 1300 Expansion Space
Approximately 7,300 NRSF

PROJECT: 0331
DRAWN BY: DD
CHECKED BY: MARK R. WELLEN No. 8374
DATE: 2/3/05

Fasken Center
Tower One, 13th Floor
Midland, Texas

rhotenberry wellen architects
1102 West Texas Avenue
Midland, Texas 79701
432.682.1252
432.682.1257/fax

NOT FOR REGULATORY APPROVAL, PERMITTING, OR CONSTRUCTION

©COPYRIGHT 2004 Rhotenberry Wellen Architects

Exhibit B-5

EXHIBIT B-6

Floor Plans Suite 1490 Expansion Space

(See Attached)

Exhibit B-6

Exhibit B-6

Tower One - 14th Floor
1/16" = 1'-0"

Suite 1490 Expansion Space
Approximately 691 NRSF

PROJECT: 0331
DRAWN BY: DD
CHECKED BY: MARK T. WELLEN No. 8374
DATE: 1/12/05

Fasken Center
Tower One, 14th Floor
Midland, Texas

rhotenberry wellen architects
1102 West Texas Avenue
Midland, Texas 79701
432.682.1252
432.682.1257/fax

NOT FOR REGULATORY APPROVAL, PERMITTING, OR CONSTRUCTION

©COPYRIGHT 2004 Rhotenberry Wellen Architects

Exhibit B-6

LEASEHOLD IMPROVEMENTS AGREEMENT
(Suite 1300 and Suite 1490)

1.Following the delivery of possession of the Suite 1300 Expansion Space and the Suite 1490 Expansion Space to Lessee, Lessee shall have the right to refurbish the Suite 1300 Expansion Space and the Suite 1490 Expansion Space to Lessee's specifications (the "Lessee Improvements"), but only in accordance with the provisions of this Leasehold Improvements Agreement. Lessee and its contractors shall not have the right to perform Lessee Improvements in the Suite 1300 Expansion Space and the Suite 1490 Expansion Space unless and until Lessee has written approval by Lessor of (a) the final plans for the Lessee Improvements, (b) the contractors to be retained by Lessee to perform such Lessee Improvements, and (c) the insurance coverage obtained by Lessee and its contractors in connection with the Lessee Improvements. Lessee shall be responsible for all elements of the plans for the Lessee Improvements (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the Suite 1300 Expansion Space and the Suite 1490 Expansion Space and the placement of Lessee's furniture, appliances and equipment), and Lessor's approval of such plans shall in no event relieve Lessee of the responsibility therefor. Lessor's approval of the contractors to perform the Lessee Improvements shall not be unreasonably withheld. Lessor's approval of the general contractor to perform the Lessee Improvements shall not be considered to be unreasonably withheld if any such general contractor (i) does not have trade references reasonably acceptable to Lessor, (ii) does not maintain insurance as required by Lessor, (iii) does not have the ability to be bonded for the work in an amount satisfactory to Lessor, (iv) does not provide current financial statements reasonably acceptable to Lessor, or (v) is not licensed as a contractor in the state and municipality in which the Leased Premises are located. Lessee acknowledges the foregoing is not intended to be an exclusive list of the reasons why Lessor may reasonably withhold its consent to a general contractor.

2.Promptly after obtaining Lessor's approval of the plans for the Lessee Improvements and before commencing construction of the Lessee Improvements, Lessee shall deliver to Lessor a reasonably detailed estimate of the cost of the Lessee Improvements. If the cost of the Lessee Improvements exceeds the Construction Allowance (hereinafter defined), Lessee shall be solely responsible for the difference. Lessee shall pay to Lessor, within ten (10) days after Lessor's written demand, a construction fee equal to five percent (5%) of the cost of the Lessee Improvements to compensate Lessor for reviewing the plans for the Lessee Improvements and for costs incurred by Lessor in facilitating completion of the Lessee Improvements. Lessor reserves the right to deduct such fee from the Construction Allowance.

3.Provided Lessee is not in default at the time of any request for payment, Lessor agrees to contribute up One Hundred Nineteen Thousand Eight Hundred Sixty Five and 00/100 Dollars ($119,865.00) (the "Construction Allowance") toward the cost of performing the Lessee Improvements. The Construction Allowance may only be used for hard costs in connection with the Lessee Improvements. The Construction Allowance shall be paid to Lessee or, at Lessor's option, to the order of the general contractor that performed the Lessee Improvements, within thirty (30) days following receipt by Lessor of the following documentation (1) receipted bills covering all labor and materials expended and used in the Lessee Improvements; and (2) full and final waivers of lien. The Construction Allowance shall be disbursed in the amount reflected on the receipted bills meeting the requirements above. Notwithstanding anything herein to the contrary, Lessor shall not be obligated to disburse any portion of the Construction Allowance during the continuance of an uncured default under the Lease, and Lessor's obligation to disburse shall only resume when and if such default is cured. In no event shall the Construction Allowance be used for the purchase of equipment, furniture or other items of personal property of Lessee. In the event Lessee does not submit to Lessor a written request for payment of the entire Construction Allowance (together with all of the documents and certificates required for such payment) within twelve (12) months after the Suite 1300/Suite1490 Commencement Date, any portion of the Construction Allowance not disbursed to Lessee shall accrue to the sole benefit of Lessor, it being understood that Lessee shall not be entitled to any credit, abatement or other concession in connection therewith. In the event of Lessee's default at the time of any request for payment of the Construction Allowance, Lessor may withhold payment until Lessee's cure of the default.

4.Lessee shall be responsible for all applicable state sales or use taxes, if any, payable in connection with the Lessee Improvements and/or Construction Allowance.

Exhibit D-1

5.In performing construction of Lessee Improvements, Lessee shall, with regard to the construction of Lessee Improvements, be bound by each and every term of the Lease Agreement. Without in any way limiting the foregoing provisions of this Paragraph 5, the following provisions shall be applicable to Lessee's obligation to construct Lessee Improvements:

(a)
Lessee shall cause the Lessee Improvements to be constructed in accordance with the approved plans and all applicable laws, rules, regulations, ordinances and restrictive covenants and otherwise in a good and workmanlike manner.

(b)	Lessee and each of Lessee's contractors shall comply with all rules and regulations for the Buildings.

(c)
Prior to commencement of construction of Lessee Improvements, Lessee shall submit to Lessor a list setting forth the name of each of Lessee's contractors and the work that will be performed by each such contractor. Any approval by Lessor of any of Lessee's contractors shall not in any way be construed as or constitute a representation by or warranty of Lessor as to the abilities of the contractor.

(d)
Lessee shall cause each of Lessee's contractors to deliver Lessor sufficient evidence (which shall include, without limitation, certificates of insurance naming Lessor and Manager as additional insureds) that such contractor is covered under such workmen's compensation, (or statutorily permitted waiver thereof), commercial general liability and property damage insurance as Lessor may reasonably request for its protection. All such evidence of insurance must be submitted to and approved by Lessor prior to commencement of construction of Lessee Improvements.

(e)
Prior to the execution of the construction contract for the construction of Lessee Improvements, Lessee shall submit the proposed form thereof to Lessor for Lessor's review and acceptance. Such contract shall, without in any way limiting Lessor's right to approve the form of such contract, (i) require the contractor to waive all contractual, statutory and constitutional liens against the Leased Premises, the Buildings and the Property as a condition to receipt of any payments thereunder, (ii) require the contractor to conform to the Building Rules and Agreed Regulations and any Building rules applicable to contractors performing work in the Buildings, (iii) require the contractor to deliver the certificates of insurance (and such other evidence of insurance as is required by Lessor) referred to above, (iv) recognize that Lessor is a third party beneficiary with respect to all warranties (implied or expressed) under the contract or otherwise applicable to Lessee Improvements at law or in equity, and as a third party beneficiary, Lessor shall have the absolute right (but not the obligation) to enforce each and every such warranty, (v) require the contractor to complete construction of Lessee Improvements on or prior to the Suite 1300/Suite1490 Commencement Date, and (vi) require the contractor to work in harmony and cooperate with each other contractor performing work in the Suite 1300 Expansion Space and the Suite 1490 Expansion Space.

(f)
Prior to commencement of construction of Lessee Improvements (including, without limitation, demolition of any existing improvements to allow for the construction of Lessee Improvements), the final plans will, if required by applicable laws, be approved by the appropriate governmental agency and all notices required to be given to any governmental agency shall have been given in a timely manner. In addition to obtaining all required approvals and permits, the final plans for any portion of the Lessee Improvements which may affect the structural integrity of the Buildings, must be stamped by a structural engineer approved by Lessor, and such final plans must contain a certification that such alterations will not adversely affect the structural integrity of the Buildings.

(g)
All materials used in the construction of Lessee Improvements shall be new and first-class quality (other than materials located in the Suite 1300 Expansion Space and the Suite 1490 Expansion Space on the Effective Date of Lease Amendment # 16). All doors, light fixtures, ceiling tiles and other improvements in the Suite 1300 Expansion Space and the Suite 1490 Expansion Space having building standard specifications shall comply with such specifications.

(h)	Lessee shall maintain the Suite 1300 Expansion Space and the Suite 1490 Expansion Space and the surrounding areas in a clean and orderly condition during construction. Lessee will cause Lessee's

Exhibit D-1

contractors to promptly remove from the Buildings, by use of their own trash containers, all rubbish, dirt, debris and flammable waste, as well as all unused construction materials, equipment, shipping containers and packaging generated by Lessee Improvements; neither Lessee nor Lessee's contractors shall be permitted to deposit any such materials in Lessor's trash containers or elsewhere in the Buildings storage of construction materials, tools, equipment and debris shall be confined within the Suite 1300 Expansion Space and the Suite 1490 Expansion Space.

(i)	Lessor shall not be liable for any injury, loss or damage to any of Lessee Improvements or other installations.

(j)
Lessee shall indemnify and hold harmless Lessor from and against any and all costs, expenses, claims, liabilities and causes of action arising out of or in connection with work performed by or on behalf of Lessee or Lessee's contractors.

(k)
Notwithstanding the fact that Lessor shall be a third party beneficiary of any and all warranties under the contract for construction of Lessee Improvements and any and all warranties applicable to Lessee Improvements at law or in equity, Lessor shall in no way be responsible for the function and/or maintenance of Lessee Improvements.

(l)	Lessee's general contractor shall obtain a payment and performance bond reasonably acceptable to Lessor covering the construction of Lessee Improvements.

6.Lessee accepts the Leased Premises in its "AS-IS" condition and configuration, without representation or warranty by Lessor or anyone acting on Lessor's behalf, it being agreed that Lessor shall not be required to perform any work or incur any costs in connection with the construction or demolition of any improvements in the Suite 1300 Expansion Space and the Suite 1490 Expansion Space, except as provided above with respect to payment of the Construction Allowance.

7.This Leasehold Improvements Agreement shall not be applicable to any additional space added to the Leased Premises at any time after the Effective Date of Lease Amendment #16, whether by any options under the Lease Agreement or otherwise, or to any portion of the Leased Premises or any additions to the Leased Premises in the event of a renewal or extension of the Term, whether by any options under the Lease Agreement or otherwise, unless expressly so provided in the Lease Agreement or any amendment or supplement to the Lease Amendment # 16. All capitalized terms used in this Leasehold Improvements Agreement but not defined herein shall have the same meanings ascribed to such terms in the Lease Agreement.

Exhibit D-1